Mentor Graphics Corporation
8005 S.W. Boeckman Road
Wilsonville, Oregon  97070-777
(503) 685-7000



January 5, 1997



Gregory K. Hinckley
26201 Catharine Court
Los Altos Hills, CA  94022

Dear Greg:

As a result of our discussions with you, the Mentor Graphics Board is convinced that your background and professional experience would significantly enhance our ability to attain the ambitious goals we have set for our company. We are equally confident that you will find us to offer challenges and responsibilities you will enjoy, along with an environment that will value your contribution.

I am pleased to confirm our offer of regular, full-time employment with Mentor Graphics Corporation as Executive Vice President and Chief Operating Officer reporting to me with a pay grade level of E13.

Your base starting pay will be $310,000 per year. As a professional (exempt) employee, you will be paid on a salaried basis, with paydays occurring semi-monthly, on the fifteenth and the last business day of each month.

You will be participating in our Variable Incentive Pay Plan with a targeted bonus of $186,000, which is 60 percent of your base salary. Actual bonus payment is based primarily on business group and corporate performance. For those employees with less than a full year of service at year's end, the actual bonus payment will be prorated based on hire date. Any bonus earned will be paid during the first quarter of the following year, and you must be employed through December 31st in order to be eligible for payment.

More important to your long-term financial future is the opportunity to participate in Mentor Graphics Corporation's stock option program. We will recommend that the Board of Directors grant you an option to purchase 250,000 shares of common stock, vested over a four year period from your date of hire. Shares are reviewed and approved on a monthly basis, as well as the terms of the option, and are subject to approval by the Board of Directors.

With your relocation to Mentor Graphics from the Los Altos Hills area to the Portland area, we are offering a relocation package, which includes a relocation bonus of $400,000 less withholding at the supplemental tax rate. This bonus will be paid to you with your first paycheck. It is recognized that an extended period of commuting from your present home to Portland may be required until sometime during the summer of 1997. Normal business travel and living expenses will be provided by Mentor Graphics during that period.

The Mentor Graphics Board of Directors may terminate your employment at any time, and you may resign at any time. However, if the Company terminates your employment without cause during the two-year period beginning on your start date, the Company will pay you any base salary

Mr. Gregory K. Hinckley
January 5, 1997
Page 2


already earned and an additional $496,000 in settlement of any and all claims you may have against the Company. If you voluntarily terminate your employment with the Company during the two-year period beginning on your start date, you will be obligated to repay 50% of the $400,000 relocation bonus. The Company will not have any further obligations to you.

In addition, we offer a comprehensive benefit package that includes group insurance, a 401K plan, employee stock purchase, flexible time off, holiday pay and a tuition reimbursement program. Enclosed is our "Benefits Highlights" giving you more detailed information on our benefits.

We anxiously await your decision and look forward to you officially joining the Mentor Graphics team. We would appreciate your decision to our offer by January 10, 1997. This offer of employment will lapse at that time. You may accept this offer by signing the endorsement below, returning the original to Staffing, and keeping the enclosed copy for your personal records.

Also for your information, Mentor Graphics Corporation has a "no smoking" policy in all of our buildings. Employees wishing to smoke may do so at designated locations outside of our buildings.

If you have any questions or need further information, please feel free to call me at (503) 685-1006.

Sincerely,

WALLY

Walden C. Rhines
President and CEO

WCR/mb
Enclosures

cc:      Corporate Staffing
         Corporate Records

Also enclosed is an "Employment Eligibility Verification (Form I-9)." We are required by the Immigration Reform and Control Act of 1986 to have this form completed and on file prior to placing you on our payroll. Please review the enclosed form and instructions for completion. You will need to bring the appropriate documents mentioned on the Form I-9 on your first day of employment. You will complete this form during your new employee orientation.

I accept your offer of employment and agree to sign, on my first day of employment, Mentor Graphics' standard Employment Agreement and complete I-9 verification.



GREGORY K. HINCKLEY
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Signature                                             Start Date


1/10/97
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Today's Date